AMC NETWORKS INC. REPORTS FIRST QUARTER 2020 RESULTS

New York, NY – May 5, 2020: AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today reported financial results for the first quarter ended March 31, 2020.

President and Chief Executive Officer Josh Sapan said: “In what has been a unique operating environment, AMC Networks continues to generate significant levels of free cash flow and remains well capitalized with a strong balance sheet and strong liquidity. We continue to make significant progress on our digital initiatives, including strong subscriber growth across our Acorn TV, Shudder, Sundance Now and UMC (Urban Movie Channel) SVOD services, as well as Acorn TV launching in the UK. Our portfolio of networks is delivering increased viewership in recent weeks, including a strong debut of the third season of Killing Eve and strong performance for the most recent and exceptional season of Better Call Saul. Our continued investment in key areas – creating strong content and valuable IP; growing our targeted SVOD services; and maximizing the value of our linear channels – is enabling us to navigate this challenging time and will continue to serve us well when this environment stabilizes and as we look beyond this immediate period to the remainder of 2020 and ahead to 2021.”

Liquidity Highlights:
•Access to $1.2 billion of cash and cash equivalents
◦$704 million of cash and cash equivalents as of March 31, 2020
◦$500 million undrawn revolving credit facility
•Strong cash flow
◦Cash Provided by Operating Activities of $198 million
◦Free Cash Flow1 of $182 million
•No significant debt maturities in 2020 or 2021
◦Term Loan A Facility payments of $56 million and $75 million in 2020 and 2021, respectively
•Opportunistic allocation of capital
◦4.0 million shares repurchased for $103 million year-to-date 2020
◦$200 million partial redemption of $600 million 4.75% notes due December 2022 completed on March 4, 2020
Financial Highlights:
•Revenues of $734 million
•Operating income of $173 million; Adjusted Operating Income1 of $222 million
•Diluted EPS of $1.22; Adjusted EPS1 of $1.47
Operational Highlights:
•The Company continued to make significant progress on its digital initiatives
◦The Company now expects 3.5 million to 4.0 million paid subscribers in aggregate for its four SVOD services: Acorn TV, Shudder, Sundance Now and UMC (Urban Movie Channel) by year-end 2020. A full two years ahead of the Company’s original target of year-end 2022.
◦Acorn TV launched in the United Kingdom
◦Furthers AVOD strategy with launch on Pluto TV
•The Company continues to experiment with new original programming genres and formats with the greenlighting of National Anthem and Pantheon
•The Company’s portfolio of networks saw a significant increase in viewership as of mid-March in connection with national social distancing measures put in place in response to COVID-19

Consolidated Results

First quarter net revenues decreased 6.4%, or $50 million, to $734 million over the first quarter of 2019. The decrease in net revenues reflected a 8.0% decline at National Networks and essentially flat revenues at International and Other. Operating income was $173 million, a decrease of 29.4%, or $72 million, versus the prior year period. The decrease reflected a 22.4% decline in operating income at National Networks and an increase of $6 million in operating loss at International and Other. Adjusted Operating Income1 was $222 million, a decrease of 24.1%, or $71 million, versus the prior year period. Results reflected a 21.4% decrease at National Networks and a decrease of $2 million at International and Other.

First quarter net income was $69 million ($1.22 per diluted share), compared with $143 million ($2.48 per diluted share) in the first quarter of 2019. EPS primarily reflected the decrease in operating income as well as an increase in miscellaneous expense, net. Miscellaneous expense, net primarily reflected an unfavorable variance in foreign currency transaction gains and losses. First quarter Adjusted EPS1 was $82 million ($1.47 per diluted share), compared with $152 million ($2.64 per diluted share) in the first quarter of 2019. Adjusted EPS primarily reflected a decrease in adjusted operating income as well as an increase in miscellaneous expense, net.

For the three months ended March 31, 2020, net cash provided by operating activities was $198 million, an increase of $27 million versus the prior year period. The increase was primarily the result of a decrease in working capital partially offset by a decrease in adjusted operating income. Free Cash Flow1 for the three months ended March 31, 2020 was $182 million, an increase of $38 million versus the prior year period. The increase primarily reflects the increase in net cash provided by operating activities as well as a decrease in capital expenditures and distributions to noncontrolling interests.

Segment Results
(dollars in thousands)

	Three Months Ended March 31,
	2020	2019	Change
Net revenues:
National Networks	$566,939	$616,118	(8.0)%
International and Other	170,494	171,088	(0.3)%
Inter-segment eliminations	(3,058)	(2,985)	n/m
Total Net revenues	$734,375	$784,221	(6.4)%

Operating Income (Loss):
National Networks	$195,224	$251,502	(22.4)%
International and Other	(19,450)	(13,748)	(41.5)%
Inter-segment eliminations	(2,804)	7,109	n/m
Total Operating Income (Loss)	$172,970	$244,863	(29.4)%

Adjusted Operating Income (Loss):
National Networks	$217,587	$276,686	(21.4)%
International and Other	7,671	9,941	(22.8)%
Inter-segment eliminations	(2,804)	6,413	n/m
Total Adjusted Operating Income	$222,454	$293,040	(24.1)%

1.See page 4 of this earnings release for a discussion of non-GAAP financial measures used in this release. This discussion includes the definition of Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow.

National Networks
National Networks principally consists of the Company’s five nationally distributed programming networks, AMC, BBC AMERICA, IFC, SundanceTV and WE tv; and AMC Studios, the Company’s television production business.

National Networks revenues for the first quarter 2020 decreased 8.0% to $567 million, operating income decreased 22.4% to $195 million, and adjusted operating income decreased 21.4% to $218 million, all compared to the prior year period.

First quarter revenues reflected a 10.8% decrease in advertising revenues to $213 million. The decrease in advertising revenues principally related to lower delivery as well as the timing of the airing of original programming partially offset by higher pricing. Distribution revenues decreased 6.2% to $354 million. The decrease in distribution revenues was attributable to a decrease in subscription and content licensing revenues.

First quarter operating income and adjusted operating income reflected the decrease in revenues and an increase in operating expenses. The increase in operating expenses was primarily attributable to higher legal and marketing expenses.

International and Other
International and Other principally consists of AMC Networks International, the Company’s international programming business; AMC Networks SVOD, the Company’s targeted subscription streaming services, Acorn TV, Shudder, Sundance Now and UMC (Urban Movie Channel); Levity Entertainment Group, the Company’s production services and comedy venues business; and IFC Films, the Company’s independent film distribution business.

International and Other revenues for the first quarter of 2020 decreased 0.3% to $170 million, operating loss increased $6 million to a loss of $19 million, and adjusted operating income decreased $2 million to $8 million, all compared to the prior year period.

First quarter revenues primarily reflected an increase at AMC Networks SVOD offset by a decrease at the Company’s international programming networks. To a lesser extent, revenues also decreased at IFC Films and Levity Entertainment.

First quarter operating income and adjusted operating income reflected the decrease in revenues and an increase in operating expenses. Operating income also reflected an increase in depreciation and amortization and restructuring and other related charges.

Other Matters

COVID-19

As previously disclosed in the 8-K filed March 27, 2020, the impact of COVID-19 and measures to prevent its spread are affecting the Company’s businesses in a number of ways. Beginning in mid-March, the Company experienced adverse advertising sales impacts and suspended content production, which has led to delays in the creation and availability of some of its television programming. Operationally, nearly all Company employees are working remotely, and the Company has restricted business travel. The Company has evaluated and continues to evaluate the potential impact of the COVID-19 pandemic on its consolidated financial statements. The ultimate impact of the COVID-19 pandemic, including the extent of any adverse impact on our business, results of operations and financial condition, will depend on, among other things, the duration and spread of the pandemic, the impact of governmental regulations that have been, and may continue to be, imposed in response to the pandemic, the effectiveness of actions taken to contain or mitigate the outbreak, and global economic conditions. Although the effect of the pandemic may not be fully reflected in the Company’s business until future periods, the Company believes that the adverse impact of the COVID-19 pandemic will be material to its results of operations. The Company does not expect the COVID-19 pandemic and its related economic impact to affect its liquidity position or its ongoing ability to meet the covenants in its debt instruments.

Stock Repurchase Program

As previously disclosed, the Company’s Board of Directors authorized a program to repurchase up to $1.5 billion of its outstanding shares of common stock. The Company will determine the timing and the amount of any repurchases based on its evaluation of market conditions, share price, and other factors. The stock repurchase program has no pre-established closing date and may be suspended or discontinued at any time. During the first quarter, the Company repurchased approximately 3.3 million shares for $86 million. From April 1, 2020 through May 1, 2020, the Company repurchased approximately 688,000 additional shares for $17 million. As of May 1, 2020, the Company had $386 million available under its stock repurchase authorization.

Debt Redemption

As previously disclosed, on March 4, 2020, the Company redeemed $200 million of the outstanding $600 million principal amount of its 4.75% Senior Notes due 2022. In connection with this redemption, the Company recorded a charge of $3 million related to a loss on the extinguishment of debt.

Please see the Company’s Form 10-Q for the period ended March 31, 2020 for further details regarding the above matters.

Description of Non-GAAP Measures

The Company defines Adjusted Operating Income (Loss), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, cloud computing amortization, share-based compensation expense or benefit, impairment and related charges (including gains or losses on sales or dispositions of businesses), restructuring and other related charges, and including the Company’s proportionate share of adjusted operating income (loss) from majority owned equity method investees. Because it is based upon operating income (loss), Adjusted Operating Income (Loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company believes that Adjusted Operating Income (Loss) is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. Adjusted Operating Income (Loss) and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.

Internally, the Company uses net revenues and Adjusted Operating Income (Loss) measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. Adjusted Operating Income (Loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since Adjusted Operating Income (Loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to Adjusted Operating Income (Loss), please see page 8 of this release.

The Company defines Free Cash Flow (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures and cash distributions to noncontrolling interests, all of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of net cash provided by operating activities to Free Cash Flow, please see page 9 of this release.

The Company defines Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, as earnings per diluted share excluding the following items: amortization of acquisition-related intangible assets; impairment and related charges (including gains or losses on sales or dispositions of businesses); non-cash impairments of goodwill, intangible and fixed assets; restructuring and other related charges; and gains and losses related to the extinguishment of debt; as well as the impact of taxes on the aforementioned items. The Company believes the most comparable GAAP financial measure is earnings per diluted share. The Company believes that Adjusted EPS is one of several benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although the Company’s measure of Adjusted EPS may not be directly comparable to similar measures reported by other companies. For a reconciliation of earnings per diluted share to Adjusted EPS, please see page 10 of this release.

Forward-Looking Statements

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Conference Call Information

AMC Networks will host a conference call today at 8:30 a.m. ET to discuss its first quarter 2020 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 8975473.

About AMC Networks Inc.

AMC Networks is a global entertainment company known for delivering high-quality content to audiences and a valuable platform to distributors and advertisers. The Company, which operates several of the most recognizable brands in entertainment, manages its business through two operating segments: (i) National Networks, which principally includes AMC, BBC AMERICA, IFC, SundanceTV and WE tv; and AMC Studios, the Company’s television production business; and (ii) International and Other, which principally includes AMC Networks International, the Company’s international programming business; AMC Networks SVOD, the Company's targeted subscription streaming services, Acorn TV, Shudder, Sundance Now and UMC (Urban Movie Channel); Levity Entertainment Group, the Company’s production services and comedy venues business; and IFC Films, the Company's independent film distribution business. For more information on AMC Networks, please visit the Company’s website at www.amcnetworks.com.

Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
seth.zaslow@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues, net	$734,375	$784,221
Operating expenses:
Technical and operating (excluding depreciation and amortization)	344,060	340,148
Selling, general and administrative	184,649	172,512
Depreciation and amortization	26,730	24,056
Restructuring and other related charges	5,966	2,642
	561,405	539,358
Operating income	172,970	244,863
Other income (expense):
Interest expense	(37,564)	(39,645)
Interest income	4,555	4,200
Loss on extinguishment of debt	(2,908)	—
Miscellaneous, net	(29,939)	(12,785)
	(65,856)	(48,230)
Income from operations before income taxes	107,114	196,633
Income tax expense	(33,588)	(46,476)
Net income including noncontrolling interests	73,526	150,157
Net income attributable to noncontrolling interests	(4,859)	(6,760)
Net income attributable to AMC Networks’ stockholders	$68,667	$143,397

Net income per share attributable to AMC Networks’ stockholders:
Basic	$1.24	$2.53
Diluted	$1.22	$2.48

Weighted average common shares:
Basic	55,477	56,588
Diluted	56,061	57,725

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31, 2020
	National Networks	International and Other	Inter-segment eliminations	Consolidated
Operating income (loss)	$195,224	$(19,450)	$(2,804)	$172,970
Share-based compensation expense	12,465	3,047	—	15,512
Depreciation and amortization	8,389	18,341	—	26,730
Restructuring and other related charges	1,509	4,457	—	5,966
Majority owned equity investees AOI	—	1,276	—	1,276
Adjusted operating income (loss)	$217,587	$7,671	$(2,804)	$222,454

	Three Months Ended March 31, 2019
	National Networks	International and Other	Inter-segment eliminations	Consolidated
Operating income (loss)	$251,502	$(13,748)	$7,109	$244,863
Share-based compensation expense	16,269	3,630	—	19,899
Depreciation and amortization	8,612	15,444	—	24,056
Restructuring and other related charges	303	3,035	(696)	2,642
Majority owned equity investees AOI	—	1,580	—	1,580
Adjusted operating income (loss)	$276,686	$9,941	$6,413	$293,040

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

Capitalization	March 31, 2020
Cash and cash equivalents	$704,129
Credit facility debt (a)	$721,875
Senior notes (a)	2,200,000
Other Debt	5,000
Total debt	$2,926,875

Net debt	$2,222,746

Finance leases	33,147
Net debt and finance leases	$2,255,893

Twelve Months Ended March 31, 2020
Operating income (GAAP)	$553,384
Share-based compensation expense	59,746
Depreciation and amortization	103,772
Restructuring and other related charges	44,238
Impairment and related charges	106,603
Majority owned equity investees AOI	5,661
Adjusted operating income (Non-GAAP)	$873,404

Leverage ratio (b)	2.6 x

(a)Represents the aggregate principal amount of the debt.
(b)Represents net debt and finance leases divided by Adjusted Operating Income for the twelve months ended March 31, 2020. This ratio differs from the calculation contained in the Company's credit facility. No adjustments have been made for consolidated entities that are not 100% owned.

Free Cash Flow	Three Months Ended March 31,
	2020	2019
Net cash provided by operating activities	$198,408	$171,687
Less: capital expenditures	(12,916)	(22,053)
Less: distributions to noncontrolling interests	(3,081)	(5,629)
Free cash flow	$182,411	$144,005

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands, except per share amounts)
(Unaudited)

Adjusted Earnings Per Diluted Share
	Three Months Ended March 31, 2020
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported results (GAAP)	$107,114	$(33,588)	$(4,859)	$68,667	$1.22
Adjustments:
Amortization of acquisition-related intangible assets	12,132	(2,023)	(3,027)	7,082	0.13
Restructuring and other related charges	5,966	(1,458)	—	4,508	0.08
Loss on extinguishment of debt	2,908	(693)	—	2,215	0.04
Adjusted results (Non-GAAP)	$128,120	$(37,762)	$(7,886)	$82,472	$1.47

	Three Months Ended March 31, 2019
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported results (GAAP)	$196,633	$(46,476)	$(6,760)	$143,397	$2.48
Adjustments:
Amortization of acquisition-related intangible assets	10,255	(1,861)	(1,507)	6,887	0.12
Restructuring and other related charges	2,642	(399)	(77)	2,166	0.04
Loss on extinguishment of debt	—	—	—	—	—
Adjusted results (Non-GAAP)	$209,530	$(48,736)	$(8,344)	$152,450	$2.64